                                                                  EXECUTION COPY
                                                                   Exhibit 10.41

            ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of August 18, 2000, between Ahlstrom Engine Filtration, LLC, a Delaware limited liability corporation (the "Purchaser"), and FiberMark, Inc., a Delaware corporation (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Seller is in the business of manufacturing and marketing impregnated filter paper for combustion engine filters in the United States; and

            WHEREAS, the Seller owns certain know how, process technology and product design used in the manufacture of certain grades of lube oil, fuel, air, hydraulic and miscellaneous engine filter papers such grades, as described in more detail in Schedule 1.1(a)(i) to the Disclosure Letter attached hereto, the ("Specified Paper Grades") including, but not limited to: fiber formulation ("furnish"); raw material specifications; saturating resin and solvent recipes; process parameters; specific grooving technologies; and in-process and finished paper specifications and actual statistical measured characteristics associated with the Specified Paper Grades (the "Specified Technology"); and

            WHEREAS, the Purchaser wishes to purchase and acquire (directly or indirectly through subsidiaries) from the Seller, and the Seller wishes to sell, assign and transfer to the Purchaser, the Specified Technology, together with a current order flow (including existing supply commitments by the Seller) for sales of 4,200 metric tons ("MT") on an Annualized Basis (defined in Section
3.10 below) of the Specified Paper Grades (the "Transferred Order Flow") and certain Specified Equipment (defined below), so that the Purchaser can manufacture and offer for sale the Specified Paper Grades, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                    Article I

                                PURCHASE AND SALE

            SECTION 1.1 Assets to Be Sold; Assets to Be Excluded. (a) On the terms and subject to the conditions of this Agreement, the Seller shall on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, and the Purchaser shall purchase from the Seller or cause to be purchased from the Seller (i) the Specified Technology, which is described in more detail on Schedule 1.1(a)(i) to the Disclosure Letter attached hereto (including the recipes for the Specified Paper Grades being delivered concurrently herewith), subject to the license to be granted to the Seller pursuant to Section 2.3(d), (ii), the Transferred Order Flow, which is set forth on Schedule 1.1(a)(ii) to the Disclosure Letter attached hereto, and (iii) subject to Section 6.1, the laboratory and filter testing equipment and the saturator cure oven and two rewinders/slitters used by the Seller in manufacturing the Specified Paper Grades (in each case, including any related spare

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parts, manuals, and software) which are all currently located in the Seller's
Richmond, Virginia facility and described in more detail in Schedule 1.1(a)(iii) to the Disclosure Letter attached hereto (the "Specified Equipment") (collectively, the "Purchased Assets").

                  (b) The Specified Equipment shall not include any other assets of the Seller (the "Excluded Equipment").

                  (c) In addition, the Seller will, at the Purchaser's written request, use its commercially reasonable efforts to transfer or assign to the Purchaser such pulp allocations related to the manufacture of the Specified Paper Grades (a complete list of which is set forth on Schedule 1.1(c) to the Disclosure Letter attached hereto) as are requested by the Purchaser, to the extent that such pulp allocations are transferable or assignable; provided, that contemporaneously with any such assignment, the Purchaser shall assume all of the Seller's obligations with respect to any such allocation and shall use its commercially reasonable efforts to obtain a novation under any such allocation or commitment. Notwithstanding anything contained herein to the contrary, the Seller shall not be required to make any payment or incur any liability to any third party or to the Purchaser or agree or commit to do any of the foregoing in connection with the performance of its obligations under this Section 1.1(c).

            SECTION 1.2 Purchase Price; Escrow Arrangement.

                  (a) In consideration of the valid transfer to it of the Purchased Assets, the Purchaser shall pay to the Seller aggregate consideration of U.S.$11,000,000 as reduced pursuant to (i) the Early Transfer Incentive Amounts described in Section 1.4(b), and (ii) amounts allocated to any Specified Equipment which the Seller is unable to transfer to the Purchaser on the Specified Equipment Date in accordance with Section 5.6 (as so adjusted, the "Purchase Price").

                  (b) On August 21, 2000 (or at such later time as the parties shall mutually agree), the Seller, the Purchaser and Chase Manhattan Bank, as escrow agent (the "Escrow Agent"), shall enter into an Escrow Agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement") and the Purchaser shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account specified by the Escrow Agent (the "Escrow Account"), $11,000,000 (the "Escrow Amount"). Any interest earned or accrued on amounts in the Escrow Account from the date hereof shall be paid to the Purchaser in accordance with the Escrow Agreement.

                  (c) The Purchase Price shall be allocated among the Purchased Assets as set forth on Exhibit B.

            SECTION 1.3 Closing.

            On the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated by this Agreement shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006 at 10:00 a.m. on September 1, 2000, or at such other time or place as shall be mutually agreed by the


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

parties hereto in writing, but, in no event later than September 7, 2000, subject to the cure rights set forth in Section 2.4. The consummation of the purchase and sale described in this Section 1.3(a) is hereinafter referred to collectively as the "Closing." The date on which the Closing occurs is hereinafter referred to as the "Closing Date." Title to and possession of the Specified Technology and the Transferred Order Flow shall pass and transfer from the Seller to the Purchaser as of 11:59 p.m. on the Closing Date. Subject to Sections 5.6 and 6.1, title to the Specified Equipment shall pass and transfer from the Seller to the Purchaser in accordance with Section 1.5(b) below.

            SECTION 1.4 Payment of the Purchase Price. At the Closing:

                  (a) The Escrow Agent shall deliver to the Seller from the Escrow Account an amount equal to $1,500,000.

                  (b) The Escrow Agent shall hold $2,000,000 of the Escrow Amount (the "Early Transfer Incentive Amount") as security for any payments owed by the Seller to the Purchaser under Sections 6.2 and 6.3 of the Tolling Agreement (as defined in Section 2.2 (e) below). The Early Transfer Incentive Amount shall be disbursed by the Escrow Agent in accordance with the terms of the Tolling Agreement and the Escrow Agreement.

                  (c) The Escrow Agent shall hold $1,000,000 of the Escrow Amount (the "Equipment Amount") as security for payments owed by the Purchaser in respect of Specified Equipment to be transferred to the Purchaser in accordance with Section 5.6 hereof. The Escrow Agent shall deliver the Equipment Amount to the Seller (net of any amounts corresponding to Specified Equipment that the Seller is unable to deliver) on the Specified Equipment Transfer Date (as defined below in Section 1.5).

                  (d) The remaining $6,500,000 of the Escrow Amount (the "Transfer Purchase Price Amount") will be paid from the Escrow Account to the Seller pursuant to the terms and conditions described in Annex I hereto; provided, that notwithstanding anything to the contrary contained herein, to the extent that the remaining Transfer Purchase Price Amount has not been delivered to the Seller on or before August 31, 2001 pursuant to Annex I hereto, the Escrow Agent shall deliver the balance of the Transfer Purchase Price Amount to the Seller.

            SECTION 1.5 Bills of Sale. (a) At the Closing, the Seller shall execute and deliver to the Purchaser a Bill of Sale, substantially in the form of Exhibit C hereto (the "Initial Bill Of Sale"), which will provide for the transfer of title of the Specified Technology and the Transferred Order Flow effective at 11:59 p.m. on the Closing Date.

                  (a) At the Closing, the Seller shall execute and deliver to the Purchaser a Bill of Sale, substantially in the form of Exhibit D hereto (the "Equipment Bill Of Sale"), which will provide for the transfer of title of the Specified Equipment (except for any Specified Equipment to which the Purchaser elects not to take title pursuant to Section 6.1) effective at the time of delivery of the Specified Equipment to a truck designated by the Purchaser in accordance with Section 5.6 (the "Specified Equipment Transfer Date").


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

                                   Article II

                              CONDITIONS TO CLOSING

            SECTION 2.1 Conditions to Obligations of Each Party. The respective obligations of each of the Purchaser and the Seller to effect the Closing shall be subject to the condition that (i) consummation of the transactions contemplated hereby shall not have been restrained, enjoined, or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other governmental authority; (ii) no court or other applicable governmental authority shall have determined that any applicable law makes illegal the consummation of the transactions contemplated hereby; and
(iii) no proceeding with respect to the application of any such applicable law to such effect shall be pending.

            SECTION 2.2 Conditions to the Obligation of the Purchaser to Close. The obligations of the Purchaser to purchase the Purchased Assets on the Closing Date, and to effect the transactions contemplated hereby shall be subject to the fulfillment or, in the Purchaser's sole discretion, waiver in writing at or prior to the Closing Date, of the following conditions:

                  (a) delivery by the Seller of the Bills of Sale contemplated by Section 1.05 on the Closing Date;

                  (b) delivery by the Seller of a certificate in form and substance reasonably satisfactory to the Purchaser, signed by the Seller, that (A) the representations and warranties made herein by the Seller that are qualified as to materiality are accurate and complete, and the representations and warranties of the Seller that are not so qualified are accurate and complete in all material respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for any such representations or warranties that relate solely to an earlier date (in which case such representations and warranties were accurate and complete, or accurate and complete in all material respects, as the case may be, as of such earlier date), and (B) the Seller has performed or complied in all material respects with the agreements and covenants required to be performed or complied with by the Seller under this Agreement as of or prior to the Closing Date;

                  (c) as of the Closing Date, no circumstance, event or change shall have occurred (including but not limited to tonnage being shifted to an offshore location, tonnage moving to a substitute product or pulp commitments or allocations being withdrawn) that has or would reasonably be expected to have a material adverse effect on the current commitments or prospects for sales of the Specified Paper Grades or the terms of sale (including price) therefor, other than circumstances, events or changes
      (i) affecting the market for the Specified Paper Grades (or the products which are their end use) generally, (ii) affecting the United States economy generally, or (iii) resulting solely from the transactions contemplated by this Agreement or from the public announcement of such transactions;

                  (d) as of the Closing Date, no action, proceeding or litigation shall


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

      have been commenced or threatened against any party hereto seeking to restrain or materially alter the transactions contemplated in this Agreement which, if adversely determined, is likely to render it commercially impracticable, impossible or unlawful, to consummate the transactions contemplated hereby;

                  (e) the Seller shall have executed and delivered to the Purchaser a Filtration Products Tolling Agreement substantially in the form of Exhibit E hereto (the "Tolling Agreement");

                  (f) the Purchaser shall, in its good faith judgment, be satisfied with the results of its due diligence investigation of the Specified Paper Grades' sales and tonnage, product specifications (including those representations made as to the audit samples of the specified Paper Grades previously provided by the Seller to the Purchaser), and Material Margins to confirm the representations by the Seller in Section 3.10; and

                  (g) the Seller shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that the Seller has acquired title to all of the Specified Equipment, free and clear of all Encumbrances and that the landlord of the Richmond Facility no longer has any right, title or interest in or to such Specified Equipment.

            SECTION 2.3 Conditions to the Obligations of the Seller to Close. The obligations of the Seller to sell the Purchased Assets and to effect the transactions contemplated hereby shall be subject to the fulfillment or, in the Seller's sole discretion, waiver in writing at or prior to the Closing Date, of the following conditions:

                  (a) delivery by the Purchaser of a certificate, in form and substance reasonably satisfactory to the Seller, signed by the Purchaser, that (A) the representations and warranties made herein by the Purchaser that are qualified as to materiality are accurate and complete, and the representations and warranties of the Purchaser that are not so qualified are accurate and complete in all material respects, as of the Closing Date as if made on and as of the Closing Date, except for any such representations or warranties that relate solely to an earlier date (in which case such representations and warranties were accurate and complete, or accurate and complete in all material respects, as the case may be, as of such earlier date), and (B) the Purchaser has performed or complied in all material respects with the agreements and covenants required to be performed or complied with by the Purchaser under this Agreement as of or prior to the Closing Date;

                  (b) as of the Closing Date, no action, proceeding or litigation shall have been commenced or threatened against the Purchaser seeking to restrain or materially alter the transactions contemplated in this Agreement which, if adversely determined, is likely to render it commercially impracticable, impossible or unlawful to consummate the transactions contemplated hereby;

                  (c) the Purchaser shall have executed and delivered to the Seller the


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      Tolling Agreement; and

                  (d) the Purchaser shall have executed and delivered to the Seller a License Agreement, substantially in the form of Exhibit G hereto, granting to the Seller (subject to the limitations in Section 5.1 of this Agreement) an irrevocable, transferable (subject to the right to notice and an invitation to bid on the Seller's Rochester facility and the License Agreement in the circumstances set forth in Section 5.2(d)), royalty-free license (the "License Agreement") to use the Specified Technology.

            SECTION 2.4 Substitute Tonnage. If the Purchaser determines that the Transferred Order Flow (including the Material Margins) or Specified Technology is not in compliance with the representations set forth in Section 3.10, the Seller shall have the following cure rights (which may be exercised individually or in combination):

                  (a) If the Transferred Order Flow does not equal or exceed 4,200 MT on an Annualized Basis (as defined in Section 3.10), the Seller shall have the right to either (i) substitute other paper grades which meet the Technical Specifications (as defined in Section 3.10) for one or more of the Specified Paper Grades such that the Transferred Order Flow for the Specified Paper Grades as so modified equals or exceeds 4,200 MT on an Annualized Basis or (ii) supplement the Transferred Order Flow with additional paper grades meeting the Technical Specifications and having order flow on an Annualized Basis which is equal to or greater than the deficiency.

                  (b) If the Transferred Order Flow does not generate gross revenues equal to or greater than $12,000,000 on an Annualized Basis, the Seller shall have the right to either (i) substitute other paper grades which meet the Technical Specifications for one or more of the Specified Paper Grades such that the Transferred Order Flow for the Specified Paper Grades as so modified generates gross revenues on an Annualized Basis which are equal to or greater than $12,000,000 or (ii) supplement the Transferred Order Flow with additional paper grades meeting the Technical Specifications with gross revenues which are equal to or greater than the deficiency.

                  (c) If the specified Paper Grades included in the Transferred Order Flow, taken as a whole, did not have a Material Margin (as defined in Section 3.10) which was equal to or greater that $7,250,000 for the period from July 1, 1999, through June 30, 2000, inclusive, the Seller shall have the right to substitute other paper grades which meet the Technical Specifications for one or more of the Specified Paper Grades so that the Specified Paper Grades (as so modified) comprising the Transferred Order Flow had a Material Margin for such period which equaled or exceeded $7,250,000.

                  (d) If any of the Specified Paper Grades does not meet the Technical Specifications, the Seller may substitute for such Specified Paper Grade another paper grade or other paper grades meeting the Technical Specifications and representing equal or greater tonnage and gross revenues on an Annualized Basis and Material Margins equivalent to the Material Margins.

                  (e) If, due to unforeseen technical or mechanical complications, the Transferred Order Flow does not satisfy the criteria set forth in (a) and (b) above regarding tonnage, gross revenues and Material Margins, and the Purchaser determines within 90 days after the Closing that the remedy will require a capital expenditure that will exceed $100,000 and have a payback period of more than three years based on the Material Margins, the Seller shall use its commercially reasonable efforts, subject to no loss of profit to the Seller, to substitute other Specified Paper Grades for the tonnage in question.

                  (f) To the extent that the Seller exercises its right to supplement the Transferred Order Flow with additional paper grades or to substitute other paper grades for paper grades included within the Specified Paper Grades, the Purchaser and the Seller shall execute an amendment to this Agreement implementing such supplement or substitution and amending the definitions of "Specified Paper Grades", "Specified Technology", "Transferred Order Flow" and "Purchased Assets", as appropriate.

                  (g) All substitute tonnage provided by the Seller under this section shall have Material Margins equivalent to the Material Margins for the Specified Paper Grades.

            SECTION 2.5 Efforts to Close.

                  (a) The Purchaser and the Seller shall use their respective commercially reasonable efforts to cause all necessary action to be taken in order to have all the conditions precedent for the Closing to be fulfilled as promptly as practicable.

                  (b) In the case of any firm supply contracts or commitments included in the Transferred Order Flow which are not by their terms assignable or which require the consent of a third party in connection with this transaction, the Seller shall use its commercially reasonable efforts to cause such assignment or to procure such consent. In those cases where consents have not been obtained to the sale, conveyance, assignment or delivery to the Purchaser of any such contracts (collectively, "Non-Conveyed Commitments"), the Seller shall, at the Purchaser's request, cooperate in any arrangement reasonably calculated to provide the Purchaser with the full economic benefit (subject to the Purchaser's assumption of all related obligations) of such Non-Conveyed Commitments (including, but not limited to, (i) enforcing, at the request and expense of the Purchaser, any rights of the Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of the Purchaser) or (ii) permitting the Purchaser to enforce any rights arising with respect thereto) as if such Non-Conveyed Commitments had been sold, conveyed, assigned and delivered to the Purchaser); provided that the Seller will not be obligated to transfer to the Purchaser any benefits that are not related to the Specified Paper Grades or, in the case of pulp allocations or other raw material purchases, which relate to general purchase programs of the Seller not specific to the Specified Paper Grades.

            SECTION 2.6 Costs. Except as otherwise provided herein, the Seller and the Purchaser shall each bear their own expenses incurred in connection with this Agreement and the


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transactions contemplated herein, whether or not such transactions are consummated, including without limitation fees and expenses of counsel, accountants or other advisors.

                                   Article III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Purchaser as follows:

            SECTION 3.1 Authority; Enforceability. The Seller has the corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby and by each of the Escrow Agreement, the Initial Bill of Sale, the Equipment Bill of Sale, the Tolling Agreement and the License Agreement (the "Other Agreements"). This Agreement has been, and each of the Other Agreements will, on the Closing Date, be duly and validly executed and delivered by the Seller and constitutes or will constitute, as the case may be, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally, and by general equitable principles, whether invoked in a proceeding in equity or at law.

            SECTION 3.2 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it has been, is currently and is currently anticipated to be conducted. Except as would not materially affect the ability of the Seller to consummate the transactions contemplated hereby, the Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

            SECTION 3.3 No Conflict. Except as disclosed on Schedule 3.3 to the Disclosure Letter attached hereto, the execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation ("Law") applicable to the Seller or the Purchased Assets, (b) conflict with, or result in a breach or default under, any terms or conditions of the by-laws or other organizational documents of the Seller or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which the Seller is a party or by which any of such assets or properties otherwise is bound, except, with respect to clause (c) above such violations, breaches, defaults, conflicts and encumbrances as, individually or in the aggregate would not have a material adverse effect on the Seller's ability to consummate the transactions contemplated by this Agreement.


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            SECTION 3.4 Consents and Approvals. Except as set forth on Schedule
3.4 to the Disclosure Letter attached hereto and except for such filings, notices, permits, consents and approvals the absence of which would not have a material adverse effect on the consummation of the transactions contemplated by this Agreement, the execution, delivery and performance by the Seller of this Agreement and each Other Agreement does not and will not require any consent, approval, authorization or other order of filing with or notification to any governmental authority or any other person.

            SECTION 3.5 Litigation.

                  (a) Other than as disclosed on Schedule 3.5(a) to the Disclosure Letter attached hereto, there are no actions, disputes, claims or proceedings pending or, to the knowledge of the Seller, threatened by or against the Seller or the directors, officers or employees of the Seller relating to or involving any of the Purchased Assets (including, but not limited to, the Transferred Order Flow).

                  (b) None of the Seller, or any of the Purchased Assets is subject to any Laws, and to the knowledge of the Seller there are no such Laws threatened to be imposed, which could reasonably be expected to affect the legality, validity or enforceability of this Agreement, or the Seller's ability to consummate the transactions contemplated hereby.

            SECTION 3.6 Assets. The Seller has good and marketable title to the Purchased Assets, free and clear of all encumbrances, except for (i) encumbrances arising by operation of law, (ii) inchoate encumbrances for taxes not yet due and payable and (iii) other encumbrances that individually or in the aggregate are not substantial in amount, in each case which do not materially detract from the value of the property subject thereto or materially interfere with the present or proposed use of such property or assets ("Permitted Encumbrances").

            SECTION 3.7 Customers.

                  (a) Schedule 3.7(a)(i) to the Disclosure Letter attached hereto sets forth an accurate and complete list of the customers of the Seller with respect to the Transferred Order Flow, which include all customers of the Seller with respect to the Specified Paper Grades from and including July 1, 1999, through and including June 30, 2000. Schedule 3.7(a)(ii) to the Disclosure Letter attached hereto sets forth an accurate and complete list of the 10 largest customers of the Seller in each of last 3 years with respect to the Specified Paper Grades, determined based upon aggregate revenues generated from such customers during the fiscal year. The Seller has not received any notice that any such customer listed on Schedule 3.7(a)(ii) to the Disclosure Letter attached hereto will cease and, to the knowledge of the Seller, no such customer has reduced substantially or, to the knowledge of the Seller, intends to reduce materially the quantities of Specified Paper Grades purchased by such customer.

                  (b) The Seller has no knowledge as of the date hereof of any proposals by other manufacturers of the Specified Paper Grades, including as to price or other terms, which could materially limit or materially decrease in any manner the volume of the

Transferred Order Flow that is actually transferred to the Purchaser.

            SECTION 3.8 Intellectual Property. (a) The use of the Specified Technology in the manner in which it is currently used in the conduct of the Seller's business has not been alleged to conflict with, misappropriate or infringe, and to the knowledge of the Seller such use does not conflict with, misappropriate or infringe, any intellectual property rights or franchises of any person. No current or former consultant, independent contractor, employee or affiliate of the Seller or, to the knowledge of the Seller, any other Person has any right, title or interest in any of the Specified Technology.

                  (b) There are no licenses, contracts or other agreements pursuant to which the Seller (i) has agreed to grant or has granted rights to any person with respect to any of the Specified Technology, or (ii) enjoys rights in any of the Specified Technology owned by any other person. To the best knowledge of the Seller, none of the Specified Technology is being infringed by any person.

                  (c) The Specified Technology constitutes all of the intellectual property necessary to enable the Purchaser to lawfully carry on the manufacture of the Specified Paper Grades as it currently is, and as it currently is anticipated to be, conducted.

            SECTION 3.9 Brokers. Except for Corporate Development International, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions being contemplated by this Agreement based upon arrangements or commitments made by or on behalf of the Seller. The Seller is and shall be solely responsible for all fees and expenses of Corporate Development International payable in connection with the transactions contemplated by the Agreement.

            SECTION 3.10 Transferred Order Flow. (a) As of June 30, 2000, the Transferred Order Flow was all produced at the Richmond Facility, except for Transferred Order Flow relating to the customer part numbers set forth on
Schedule 3.10(a) to the Disclosure Letter attached hereto, and represented orders for 4200 MT of the Specified Paper Grades on an Annualized Basis. The Seller has no knowledge that any of such customers will be unable to pay its invoices from the Purchaser in respect of the Transferred Order Flow.

                  (b) The gross revenue from the Transferred Order Flow as of June 30, 2000, was not less than $12,000,000 on an Annualized Basis and the average payment period of accounts receivable that gave rise to such gross revenue was 40 days after the invoice date. None of the customers listed on
Schedule 3.7(a)(i) had an average payment period of accounts receivable greater than 60 days after the invoice date during the period from and including July 1, 1999, to and including June 30, 2000.

                  (c) The Material Margin of the Seller from the Transferred Order Flow during the period from and including July 1, 1999, to and including June 30, 2000, were not less than $7,250,000.

                  (d) The Specified Paper Grades comprising the Transferred
Order


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

Flow conform to the technical specifications described on Schedule 3.10(d) to the Disclosure Letter attached hereto (the "Technical Specifications").

                  (e) The Seller does not have any contracts or commitments with any of the customers listed on Schedule 3.7(a)(i) to the Disclosure Letter attached hereto that have a term extending beyond 60 days from the date hereof or would in any way limit the ability of the Purchaser to adjust prices for the Specified Paper Grades.

                  (f) As used herein, the term "Annualized Basis" shall mean (x) when used with respect to order flow, (i) the volume of shipments (expressed in MT) made by the Seller and its subsidiaries from and including July 1, 1999, through and including June 30, 2000, or (ii) with respect to no more that 630 MT of the Transferred Order Flow relating to the customer part numbers set forth on
Schedule 3.10(a) to the Disclosure Letter attached hereto, the volume of shipments (expressed in MT) made by the Seller and its subsidiaries from and including May 1, 2000, through and including July 31, 2000, multiplied by four
(4), and (y) when used with respect to gross revenues of any paper grade or grades, (i) the gross revenues on a consolidated basis in respect of orders received by the Seller and its subsidiaries with respect to such paper grade or grades from and including July 1, 1999, through and including June 30, 2000 or
(ii) with respect to no more that 630 MT of the Transferred Order Flow, the gross revenues on a consolidated basis in respect of Transferred Order Flow relating to the customer part numbers set forth on Schedule 3.10(a) to the Disclosure Letter attached hereto, from and including May 1, 2000, through and including July 31, 2000, multiplied by four (4).

                  (g) As used herein, the term "Material Margin", when used with respect to any paper grade, shall mean Net Sales less Net Material Costs. "Net Sales", when used with respect to any paper grade, is defined as gross sales minus early payment discounts, volume rebates and applicable freight costs. "Net Material Costs", when used with respect to any Specified Paper Grade, is defined as the product of Raw Material Furnish Cost Per Ton multiplied by the number of MT of such Specified Paper Grade on an Annualized Basis included in the Transferred Order Flow minus volume rebates with respect to such raw materials. "Raw Material Furnish Cost Per Ton", when used with respect to any single paper grade comprising a part of the Specified Paper Grades, is defined as the aggregate price to the Seller at the Richmond Facility, determined as of the last invoice prior to June 30, 2000, of the raw materials included in the recipe for one MT of furnish for such paper grade.(1)

            SECTION 3.11 Suppliers. The Seller has not received any notice that any raw material supplier of the Seller with respect to the manufacture of the Specified Paper Grades, and to the knowledge of the Seller no such supplier, has ceased or intends to cease selling such raw materials and other related goods or services to the Seller with respect to the manufacture of the Specified Paper Grades at any time after the date hereof, on terms and conditions (including quantities) substantially similar to those used in its current sales to the Seller, including, without limitation, as a result of the transactions contemplated herein.

                                   Article IV

--------
(1)   Tom Bastian to confirm that this definition is OK on Friday morning.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Seller as follows:

            SECTION 4.1 Authority; Enforceability. The Purchaser has the corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby and by each of the Other Agreements. This Agreement has been, and each of the Other Agreements will on the Closing Date, be duly and validly executed and delivered by the Purchaser and constitutes or will constitute, as the case may be, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally by general equitable principles, whether invoked in a proceeding in equity or at law.

            SECTION 4.2 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it has been, is currently and is currently anticipated to be conducted. Except as would not materially affect the ability of the Purchaser to consummate the transactions contemplated hereby, the Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

            SECTION 4.3 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement, and each Other Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any Law applicable to the Purchaser, or (b) conflict with, or result in a breach or default under, any terms or conditions of the by-laws or other organizational documents of the Purchaser.

            SECTION 4.4 Consents and Approvals. Except as set forth on Schedule
4.3 to the Disclosure Letter attached hereto, and for such filings, notices, permits, consents and approvals the absence of which would not have a material adverse effect on the consummation of the transactions contemplated by this Agreement, the execution, delivery and performance by the Purchaser of this Agreement and each Other Agreement does not and will not require any consent, approval, authorization or other order of, filing with or notification to any governmental authority or other person.

            SECTION 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions being contemplated by this Agreement based upon arrangements or commitments made by or on behalf of the Purchaser, that is or will be payable by the Purchaser.

                                    Article V

                             COVENANTS OF THE SELLER

            SECTION 5.1 Non-Compete. The Seller covenants and agrees that the Seller and its affiliates shall not use any of the Specified Technology for a period of 15 years from the Closing Date except as expressly permitted by the License Agreement; nor shall it sub-license the Specified Technology to any other Person for any purpose except to the extent of the Licensed Use (as defined and provided for in the License Agreement). "Person" shall mean any individual, corporation, partnership, joint venture, trust, limited company, or unincorporated organization.

            SECTION 5.2 Right of First Refusal; Right of Notice and Invitation to Bid. (a) The Purchaser shall have a right of first refusal to purchase the crated Bela paper machine and saturator currently in storage at the Seller's Brattleboro, Vermont facility until August 31, 2007.

                  (b) The Purchaser shall have a right of first refusal to purchase the Excluded Equipment until the later of (i) June 30, 2001 and (ii) 30 days from the date of closure of the Richmond Facility; provided, however, that the Seller shall have furnished the Purchaser with written notice of the anticipated closure date of the Richmond Facility no less than 60 days prior to the actual closure date of the Richmond Facility.

                  (c) In the event the Seller receives a bona fide offer from a third party for the purchase of the crated Bela paper machine and saturator or the Excluded Equipment (the "Option Assets") during the period set forth in
Section 5.2(a) or (b) as applicable, the Seller shall give the Purchaser written notice of the terms of such offer whereupon the Purchaser may elect within 15 days after the receipt of such notice to purchase such Option Assets, or if the Purchaser does not so elect within the 15-day period, the Seller shall have the right to sell such Option Assets to the third party purchaser on the same terms within 30 days after the Purchaser has declined or the 15-day period has expired.

                  (d) The Seller shall provide the Purchaser with 15 days' prior written notice of and an invitation to bid upon any proposed sale or transfer of
(i) the Seller's Rochester facility either (x) on a stand-alone basis, or (y) together with the sale or transfer of the License Agreement or any idle equipment of the Seller situated outside of the Rochester facility, or (ii) the License Agreement.

            SECTION 5.3 Costs of Closing Richmond Facility. (a) In the event the Seller closes the Richmond facility, the Seller shall be responsible for all costs associated with the closing of the Richmond facility. The Purchaser shall have no liability with respect to unemployment or insurance claims and shall have no pension or severance liability as a consequence of this transaction (or otherwise) with respect to any such employees at the Seller's Richmond facility or any employees engaged in the sale or marketing of the Specified Paper Grades located outside of the Seller's Richmond facility.

                  (b) The Purchaser shall have the opportunity, in its sole discretion, to offer employment to any of the employees of the Seller who are responsible for the sale, marketing, development and/or production of the Specified Paper Grades. The Seller shall cooperate with the Purchaser in informing such employees, through a letter from the Seller to each of such employees (a copy of which shall be furnished to the Purchaser), about the opportunity to apply for employment with the Purchaser, and the Seller shall not prohibit, discourage or prevent such employees from accepting new employment with the Purchaser; provided, that nothing herein shall prevent the Seller from offering the opportunity or permitting any such employees to transfer to another of the Seller's facilities; and provided, further, that the Purchaser shall not actively solicit the employment of the employees listed on Schedule 5.3(b) to the Disclosure Letter attached hereto for a period from the date hereof until 120 days from the Closing.

                  (c) The Seller shall be solely responsible for, and shall pay, any environmental costs associated with or resulting from removal of the Specified Equipment (or, if applicable, the Excluded Equipment). Any such costs shall not be the responsibility of, or otherwise be borne by, the Purchaser.

            SECTION 5.4 Investigation of Records. From the date hereof up to the Closing, the Seller shall make available to the Purchaser and the Purchaser's auditors, analysts and other advisors, such records and information as are needed for their independent investigation of the Specified Paper Grades and the Transferred Order Flow (including the information set forth on Schedules 1.1(a)(i), (ii) and (iii) to the Disclosure Letter attached hereto), including review of any source documents, suppliers invoices (including rebate programs), customer invoices, cost data, production data and sales data useful to the Purchaser in confirming the tonnage, prices, order size, order frequency, base recipes and underlying cost data, operating margin and customers for the product mix to be sold; provided, however, that only the information set forth in
Section 3.10 shall be subject to validation as a condition to the Purchaser's obligations to purchase the Purchased Assets.

            SECTION 5.5 Transitional Cooperation. From the date hereof until the earlier of one year from the Initial Closing Date and the Notice Termination Date, the Seller shall (i) allow the Purchaser access to the Richmond facility, at reasonable times upon reasonable notice, to observe the manufacturing of the Specified Paper Grades, and (ii) at the request of the Purchaser, and without material disruption to the normal operations of the Seller, cause its technical employees who are knowledgeable regarding the manufacture of the Specified Paper Grades to visit the Purchaser's facilities engaged in the manufacturing of the Specified Paper Grades for the purposes of assisting the Purchaser with the integration of the Specified Technology into its manufacturing processes.

            SECTION 5.6 Equipment. (a) The Seller shall remove all Specified Equipment and deliver it to a truck designated by the Purchaser at the Richmond facility no later than 60 days after the date of closure of the Richmond Facility. The Specified Equipment (and any Excluded Equipment purchased pursuant to Section 5.2) shall be delivered to the Purchaser in the same condition as it was on the last day of its operation, free and clear of all Encumbrances, other than Permitted Encumbrances. The Seller shall cause the Specified Equipment (and any Excluded Equipment purchased pursuant to Section 5.2) to be insured at its replacement value until the Specified Equipment Transfer Date (in the case of Excluded Equipment, from and after the date the Purchaser elects to purchase such Excluded Equipment). The Seller shall have no liability for any loss of or damage to the Specified Equipment (or any Excluded Equipment purchased pursuant to Section 5.2) after the Specified Equipment Transfer

Date (in the case of the Excluded Equipment, from and after the date the Purchaser elects to purchase such Excluded Equipment). The Seller shall become entitled to receive the Equipment Amount from the Escrow Account at such time as the Seller has so removed and delivered the Specified Equipment (in substantially the same operating condition as it was on the last day of its operation, free and clear of all Encumbrances, other than Permitted Encumbrances). The Seller shall provide the Purchaser with at least two written estimates for the removal cost for the Specified Equipment to the truck designated by the Purchaser no later than 30 days prior to the date such work is to be performed. The Purchaser and the Seller shall mutually select the contractor based on such estimates (which approval shall not be unreasonably withheld by either party) and the Seller shall consult with the Purchaser on any other material decisions regarding the scope or cost of the work to be performed. The Purchaser or its contractors shall have the right to attend and inspect the removal and delivery of the Specified Equipment.

                  (b) The Seller shall give to the Purchaser notice of an anticipated closure date of the Richmond facility no later than 60 days prior to such closure date and the Purchaser shall then notify the Seller of its written election not to take title to any of the Specified Equipment within 30 days of such notice.

                                   Article VI

                           COVENANTS OF THE PURCHASER

            SECTION 6.1 Removal of Equipment. Except as specified in Section 5.3(c) hereof, the Purchaser shall pay for all costs associated with removal of Specified Equipment or any Excluded Equipment purchased by the Purchaser pursuant to Section 5.2. Notwithstanding the foregoing and any other provision in this Agreement, the Purchaser reserves the right to elect, by written notice to the Seller, not to take title to any of the Specified Equipment and to leave such Specified Equipment at the Seller's Richmond facility; provided that no such election by the Purchaser shall have the effect of reducing the Equipment Amount and the Seller shall immediately become entitled to receive that portion of the Equipment Amount related to any such equipment.

                                   Article VII

                              ADDITIONAL AGREEMENTS

            SECTION 7.1 Access to Information and Assistance. The parties hereto agree to provide access to information and assistance consistent with the other relevant provisions hereof to the extent practicable.

            SECTION 7.2 Confidentiality; Communication Strategy. (a) The Purchaser and the Seller agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the other party's prior written consent, except for such press releases or public statements as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed, in which case the other party shall nonetheless be consulted prior to the issuance of any such press release or public statement.

                  (b) The parties agree to develop and set forth in writing a common communication strategy for customers of the Specified Paper Grades to facilitate the successful consummation of the transactions prior to and after the Closing Date. The Seller shall not, and shall use commercially reasonable efforts to ensure that its salesmen and other employees do not, have any communications with customers or others, directly or indirectly, that disparage or would otherwise frustrate the successful consummation of the transactions contemplated by this Agreement, including the transfer to the Purchaser of the Transferred Order Flow.

            SECTION 7.3 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

            SECTION 7.4 Change of Purchaser. The parties agree that the Purchaser may elect to effect the purchase of the Purchase Assets through one or more wholly owned subsidiaries, in which event the Purchaser shall be responsible for and guarantee the performance by each of such subsidiary of all obligations of the Purchaser hereunder. Any reference to the "Purchaser" shall be deemed to include a reference to the relevant subsidiary of the Purchaser unless expressly agreed otherwise.

            SECTION 7.5 Ordinary Course of Business. From the date hereof to the Final Shipment Date, the Seller shall continue to conduct the business of the Richmond facility and the manufacturing and sale of the Specified Paper Grades in the ordinary course consistent with past practice.

                                  Article VIII

                               GENERAL PROVISIONS

            SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by the mutual agreement of the Seller and the Purchaser,

                  (b) by either party, without prejudice to any remedies available to the parties hereunder or under applicable law, if the conditions set forth in Section 2.1 herein shall not have been satisfied and such non-satisfaction shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by either party on or before September 30, 2000, provided, however, that the failure to fulfill the conditions to the Closing is not due to the breach of this Agreement by the party seeking to terminate, or

                  (c) by the Purchaser, if the conditions set forth in Section
      2.2 shall not have been satisfied on or before September 30, 2000.

                  (d) by the Seller, if the conditions set forth in Section 2.3 have not been satisfied on or before September 30, 2000.

            SECTION 8.2 Knowledge Defined. The term "knowledge" or "to the knowledge of", as used herein with reference to the Seller, shall mean the actual knowledge, or knowledge that would reasonably be expected to have been obtained in the performance of the functions and responsibilities, of any of Alex Kwader, Bruce Moore, David Rousse, David Kruft, Walter Hegler, Robert O. Stein, S. Pemberton Hutchinson or Holgar Baumgartner.

                                   Article IX

                          SURVIVAL; GENERAL PROVISIONS

            SECTION 9.1 Survival; Exclusivity.

                  (a) All of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement will survive the Closing and continue in full force and effect until two (2) years after the Closing, except for those contained in Section 3.10 which will survive the Closing and continue in full force and effect until nine (9) months after the Closing (in each case, the "Survival Period"). If any claim is made in writing during the applicable Survival Period, the representations and warranties shall survive thereafter solely for purposes of resolving such claim. The parties' respective obligations with respect to covenants shall not be limited to the Survival Period. The parties' respective obligations under the Tolling Agreement shall be governed thereby and shall not be limited to the Survival Period or otherwise modified by this Agreement.

                  (b) In the event the Seller or the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Seller or the Purchaser has breached, as the case may be) any of its representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement and provided that the claiming party makes a written claim for indemnification within the Survival Period, then the other party agrees to defend, indemnify and hold harmless the claiming party from and against all Damages the claiming party suffered resulting from, arising from or out of, relating to, or caused by such event (to the extent such Damages are in excess of an aggregate amount of $75,000 (and only to the extent of such excess) and subject to an aggregate limit of $11,000,000). "Damages" shall mean all losses, amounts paid in settlement, claims, damages, liabilities, judgments, settlements and reasonable out-of-pocket costs (including costs of investigation or enforcement) and expenses (including reasonable attorneys' fees and expenses).

                  (c) Absent fraud, this Section 9.1 is the sole and exclusive remedy of each party with respect to breaches of this Agreement, and the Purchaser shall have no right to make any claim in respect thereof under any theory of negligence, recklessness, or violation of law; provided, however, that notwithstanding the foregoing, this Section 9.1 in no way limits remedies (including equitable relief) with respect to breaches of covenants of the parties.

            SECTION 9.2 Waiver of Compliance; Consent. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.02.

            SECTION 9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights to purchase the Purchased Assets to one or more of its wholly owned subsidiaries as provided in Section 9.4.

            SECTION 9.4 Designated Subsidiary. Anything in this Agreement to the contrary notwithstanding, the Seller agrees that the Purchaser may cause one or more of its wholly owned subsidiaries designated by the Purchaser to carry out all or part of the transactions contemplated by this Agreement; provided, however, that no such designation shall affect or diminish the liability of the Purchaser under this Agreement.

            SECTION 9.5 Governing Law; Exclusive Jurisdiction; Venue; Agent.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

                  (b) Each Party hereto irrevocably submits to the nonexclusive jurisdiction of the Courts of the State of New York and of the United States sitting in the Borough of Manhattan in respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

                  (c) Each party irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any proceeding in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, and any claim that any proceeding brought in any such court has been brought in an inconvenient forum.

            SECTION 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 9.7 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person (other than the parties to this Agreement) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

            SECTION 9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      if to the Seller, to

                  FiberMark, Inc.
                  161 Wellington Road
                  Brattleboro, VT 05302
                  Attention:  Bruce Moore, Vice President
                  Telecopy:  (802) 258-2720

            with a copy to

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, NY 10036
                  Attention:  S. Ward Atterbury, Esq.
                  Telecopy:  (212) 354-8113

                  (b)      if to the Purchaser, to

                  Ahlstrom Engine Filtration, LLC
                  10745 Westside Parkway
                  Alpharetta, GA 30004
                  Attention:  James A. Prescott, President
                  Telecopy:  (770) 645-0527

            with a copy to

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  Richard S. Lincer, Esq.
                  Telecopy:  (212) 255-3999

            SECTION 9.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this

Agreement: (i) the term "subsidiary" when used in reference to any person shall mean any other corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such other corporation are owned directly or indirectly by such person; (ii) the term "affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; and (iv) the term "business day" means a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

            SECTION 9.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

            SECTION 9.11 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

            SECTION 9.12 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, both of the parties hereto.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          AHLSTROM ENGINE FILTRATION, LLC

                                          By:
                                             Name:
                                             Title:


                                          FIBERMARK, INC.

                                          By:
                                             Name:
                                             Title:

                                                                         ANNEX I

      Determination of and Payment of the Contingent Purchase Price Amount

     Transfer Purchase Price Amount shall be paid to the Seller as follows:

            Within 5 business days following product qualification and receipt by the Purchaser of payment for a commercial order for one of more of the Specified Paper Grades by one or more of the customers aggregating, by itself or together with other such orders in respect of which payments in respect of the Transfer Purchase Price Amount have not been made, at least 100 MT, the Seller shall be paid from the Escrow Account a portion of the Transfer Purchase Price Amount equal to the product of the (x) the Transfer Purchase Price Amount multiplied by (y) a fraction the numerator of which shall be the number of MT of the Transferred Order Flow represented by the Specified Paper Grades with respect to which such orders have been accepted for payment and the denominator of which is the number of MT comprising the Transferred Order Flow for all Specified Paper Grades.


                                       22